THE LINCOLN NATIONAL LIFE INSURANCE COMPANY
Lincoln Life Flexible Premium Variable Life Account M
Lincoln VULONE 2021

Supplement dated XX XX, 2023
To the Summary Prospectus for New Investors dated May 1, 2023:

This Supplement outlines changes to the summary prospectus for new investors for Lincoln VULONE 2021 that will be applicable for applications received on or after November 13, 2023.

Please refer to the May 1, 2023 prospectus for a discussion of all other provisions of your Policy that are not discussed in this Supplement.
This Supplement is for informational purposes and requires no action on your part.  Please also note that certain terms used in this Supplement are defined within the sentences where they appear, in the relevant provisions of the summary prospectus for new investors or in the Special Terms provision, as amended by this Supplement.
The summary prospectus is being amended as follows:
Changes to the “Periodic Charges Other Than Annual Underlying Fund Fees and Operating Expenses”  - changes to footnote 3 on page 22 associated with the Administrative Fee

Charge	When Charge is Deducted	Amount Deducted
Administrative Fee*	Monthly	Maximum of $15, plus an additional amount up to a maximum of $5.25 per $1,000 of Initial Specified Amount or increase in Specified Amount[3]

3The duration of the additional amount varies by when the application was received. For applications received on or after November 13, 2023, the additional amount applies in all Policy Years (up to Attained Age 121). For applications received between May 15, 2023 and November 12, 2023, the additional amount applies for the first 20 Policy Years from the Policy Date or any increase in Specified Amount. For applications received prior to May 15, 2023, the additional amount applies for the first 10 Policy Years from the Policy Date or any increase in Specified Amount.  For all applications, the additional amount varies based on individual insured characteristics.  The maximum additional amount is $5.25 per $1,000, the minimum amount is $0.04167 per $1000, and the maximum charge for a representative Insured (Male, age 45, standard non-tobacco) is $0.22 per $1,000.

Please retain this Supplement for future reference

Lincoln VULONE 2021
Summary Prospectus for New Investors
May 1, 2023
The Lincoln National Life Insurance Company

Lincoln Life Flexible Premium Variable Life Account M

This summary prospectus summarizes key features of the Lincoln VULONE 2021 Flexible Premium Variable Life Policy issued by us, The Lincoln National Life Insurance Company.
Before you invest, you should review the prospectus, which contains more information about the Policy’s features, benefits, and risks. You can find the prospectus and other information about the Policy online at www.lfg.com/VULprospectus. You can also obtain this information at no cost by calling 1-800-487-1485 or by sending an email request to CustServSupportTeam@lfg.com.
The prospectus gives you information about the Policy that you should know before you decide to buy a Policy and make Premium Payments. You should also review the prospectuses for the funds and keep all prospectuses for future reference. All prospectuses and other shareholder reports will be made available on www.lfg.com/VULprospectus. If you wish to receive future shareholder reports in paper, free of charge, please call us at 1-800-487-1485, send an email request to CustServSupportTeam@lfg.com, or contact your registered representative. Your election to receive reports in paper will apply to all funds available under your Policy.
* * * * * * * * * * * *
YOU MAY CANCEL YOUR POLICY WITHIN THE RIGHT TO EXAMINE PERIOD WITHOUT PAYING FEES OR PENALTIES
If you are a new investor in the Policy, you may cancel your Policy within 10 days of receiving it without paying fees or penalties. In some states, this cancellation period may be longer. Upon cancellation, you will receive either a full refund of the amount you paid with your application or your total contract value. You should review the prospectus, or consult with your investment professional, for additional information about the specific cancellation terms that apply.
* * * * * * * * * * * *
Additional information about certain investment products, including variable life insurance policies, has been prepared by the Securities and Exchange Commission’s staff and is available at Investor.gov.
The Securities and Exchange Commission has not approved or disapproved the contract or passed upon the adequacy of this Summary Prospectus. Any representation to the contrary is a criminal offense.

SPECIAL TERMS
The following terms may appear in your prospectus and are defined below:
Accelerated Benefit—A portion of the death benefit paid when eligibility requirements are met and/or certified, or upon the occurrence of one or more qualifying events, as described in the Accelerated Benefits Rider.
Accumulation Value (Total Account Value)—An amount equal to the sum of the Fixed Account Value, the Separate Account Value, and the Loan Account Value.
Attained Age—An Insured’s Issue Age (shown in the Policy Specifications) plus the number of completed Policy Years.
Beneficiary—The person designated to receive the Death Benefit Proceeds.
Cash Value Accumulation Test—A provision of the Code that requires that the death benefit be sufficient to prevent the Accumulation Value from ever exceeding the net single Premium required to fund the future benefits under the Policy.
Cost of Insurance Charge—This charge is the portion of the Monthly Deduction designed to compensate the Company for the anticipated cost of paying death benefits in excess of the policy value. It is determined by multiplying the Policy's Net Amount at Risk by the Cost of Insurance rate.
Death Benefit Proceeds—The amount payable to the Beneficiary upon the death of the Insured. Loans, loan interest, Partial Surrenders, and overdue charges, if any, are deducted prior to payment of the Death Benefit Proceeds. Riders may impact the amount payable as Death Benefit Proceeds in your Policy.
Debt—The sum of all outstanding loans and accrued interest. May also be referred to as Indebtedness in your Policy.
Fixed Account—An allocation option under the Policy, which is a part of our General Account, to which we credit a guaranteed minimum interest rate.
Fixed Account Value—An amount equal to the value of amounts allocated or transferred to the Fixed Account, plus interest credited, and less any deductions or Partial Surrenders.
Full Surrender—The withdrawal of all applicable policy values.
Good Order—The actual receipt of the requested transaction in writing (or other form subject to our consent) along with all information and supporting legal documentation necessary to effect the transaction.
Grace Period—The period during which you may make Premium Payments (or repay Debt) to prevent Policy Lapse. That period is the later of (a) 31 days after the Grace Notice was mailed, and (b) 61 days after the Monthly Anniversary Day on which the Policy enters the Grace Period.
Guideline Premium Test—A provision of the Code under which the maximum amount of Premium paid in relation to the death benefit and a minimum amount of death benefit in relation to policy value is determined.
Insured—The person on whose life the Policy is issued.
Loan Account (Loan Collateral Account)—The account in which policy Debt accrues once it is transferred out of the Sub-Accounts and/or the Fixed Account. The Loan Account is part of our General Account.
Loan Account Value—An amount equal to any outstanding Policy Loans, including any interest charged on the loans. This amount is held in the Company's General Account.
Modified Endowment Contract (MEC)—A life insurance policy that meets the requirements of Section 7702 and fails the “7-Pay Test” of 7702A of the Code. If the policy is a MEC, withdrawals and loans from your Policy will be treated first as income and then as a recovery of Premium Payments.
Monthly Anniversary Day—The Policy Date and the same day of each month thereafter. If the day that would otherwise be a Monthly Anniversary Day is non-existent for that month, or is not a Valuation Day, then the Monthly Anniversary Day is the next Valuation Day. The Monthly Deductions are made on the Monthly Anniversary Day.

Monthly Deduction—The amount of the monthly charges for the Cost of Insurance Charge, the Administrative Fee, and charges for riders to your Policy.
Net Amount at Risk—The death benefit minus the greater of zero or the Accumulation Value. The Net Amount at Risk may vary with investment performance, Premium Payment patterns, and charges.
Net Premium Payment—An amount equal to the Premium Payment, minus the Premium Load.
Non-Guaranteed Elements (NGEs)—Any element within this Policy that affects the costs or values of the Policy and which may be changed at our discretion after this Policy is issued. NGEs include the Cost of Insurance rates, Mortality and Expense Risk (“M&E”) Charge, Premium Load, Monthly Administrative Fee, interest rate used to credit the Fixed Account, and Persistency Bonus Rate.
Owner—The person or entity designated as Owner in the Policy Specifications unless a new Owner is thereafter named, and we receive written notification of such change.
Partial Surrender—A withdrawal of a portion of your policy values.
Planned Premium—The amount of periodic Premium (as shown in the Policy Specifications) you have chosen to pay the Company on a scheduled basis. This is the amount for which we send a Premium reminder notice.
Policy Anniversary—The same date (month and day) each Policy Year equal to the Policy Date, or the next Valuation Day if the Policy Anniversary is not a Valuation Day or is nonexistent for the year.
Policy Date—The date (shown on the Policy Specification pages) on which life insurance begins if the necessary Premium has been paid.
Policy Lapse—The day on which coverage under the Policy ends as described in the Grace Period.
Policy Loan—The amount you have borrowed against the Surrender Value of your Policy.
Policy Loan Interest—The charge made by the Company to cover the cost of your borrowing against your Policy.
Policy Specifications—The pages of the Policy which show your benefits, Premium, costs, and other policy information.
Policy Year—Twelve month period(s) beginning on the Policy Date and extending up to but not including the next Policy Anniversary.
Premium (Premium Payment)—The amount paid to us for a life insurance policy.
Premium Load—A deduction from each Premium Payment which covers certain policy-related state and federal tax liabilities as well as a portion of the sales expenses incurred by the Company.
Reduction in Specified Amount—A decrease in the Specified Amount of your Policy.
Right to Examine Period—The period during which the Policy may be returned to us for cancellation.
Specified Amount (Initial Specified Amount)—The amount chosen by you which is used to determine the amount of death benefit and the amount of rider benefits, if any. The Specified Amount chosen at the time of issue is the “Initial Specified Amount”. The Specified Amount may be increased or decreased after issue if allowed by and described in the Policy.
Sub-Account(s)—Divisions of the Separate Account created by the Company to which you may allocate your Net Premium Payments and among which you may transfer Separate Account Values.
Surrender Charge—The charge we may make if you request a Full Surrender of your Policy or request a Reduction in Specified Amount. The Surrender Charge is in part a deferred sales charge and in part a recovery of certain first year administrative costs. A schedule of Surrender Charges is included in each Policy.
Surrender Value—An amount equal to the Accumulation Value less any applicable Surrender Charge, less Debt.
Terminally Ill—An illness or physical condition which results in a life expectancy of 12 months or less.
Underlying Fund—The mutual fund the shares of which are purchased for all amounts you allocate or transfer to a Sub-Account.
Valuation Day—Each day on which the New York Stock Exchange is open and trading is unrestricted.
Valuation Period—The time between Valuation Days.
Variable Accumulation Unit—A unit of measure used in the calculation of the value of each Sub-Account.

IMPORTANT INFORMATION YOU SHOULD CONSIDER ABOUT THE POLICY
	FEES AND EXPENSES			Location in Prospectus
Charges for Early Withdrawals
For a Full Surrender or Partial Surrender, for up to 15 years from the date of the Policy and up to 15 years from each increase in Specified Amount, you could pay a Surrender Charge of up to $52.25 (5.225%) per $1,000
of the Specified Amount.
For example, if your Policy has a face amount of $100,000 and you surrender your Policy or take an early withdrawal, you could be assessed a charge of up to $5,225.
•Policy Charges and Fees
Transaction Charges
In addition to Surrender Charges, you may also be charged for other transactions, such as when you make a Premium Payment, transfer
Policy Value between Sub-Accounts, take a Partial Surrender or exercise certain benefits.
•Policy Charges and Fees
Ongoing Fees and Expenses (annual charges)
•In addition to Surrender Charges and transaction charges, there are certain ongoing fees and expenses that are charged annually, monthly or daily.
•These fees include the Cost of Insurance Charge under the Policy, optional benefit charges, Administrative Fees, mortality and expense risk charges and Policy Loan interest.
•Certain fees are set based on characteristics of the Insured (e.g., age, gender, and rating classification). You should review your Policy
Specifications page for rates applicable to you.
•Owners will also bear expenses associated with the Underlying Funds under the Policy, as shown in the following table:
•Policy Charges and Fees
	Annual Fee	Minimum	Maximum
	Underlying Fund Fees and Expenses*	0.23%	1.50%
*As a percentage of Underlying Fund assets.
	RISKS			Location in Prospectus
Risk of Loss	You can lose money by investing in the Policy, including loss of principal.			•Principal Risks of Investing in the Policy
Not a Short- Term Investment
•This Policy is not a short-term investment vehicle and is not appropriate for an investor who needs ready access to cash.
•Surrender Charges apply for 15 years from the Policy Date and 15 years from the date of any increase in your Specified Amount.
•Charges may reduce the value of your Policy and death benefit.
•Tax deferral is more beneficial to investors with a long-time horizon.
•Principal Risks of Investing in the Policy •Policy Charges and Fees

	RISKS	Location in Prospectus
Risks Associated with Investment Options
•An investment in the Policy is subject to the risk of poor investment performance of the Underlying Funds.
•Each Underlying Fund (including a Fixed Account investment option)
has its own unique risks. You should review each Underlying Fund’s prospectus before making an investment decision.
•Principal Risks of Investing in the Policy
Insurance Company Risks
•Any obligations, guarantees, and benefits of the contract are subject to the claims-paying ability of Lincoln Life. If Lincoln Life experiences financial distress, it may not be able to meet its obligations to you.
More information about Lincoln Life, including its financial strength ratings, is available upon request from Lincoln Life or by visiting
https://www.lfg.com/public/aboutus/investorrelations/
financialinformation.
•You may obtain our audited statutory financial statements, any unaudited statutory financial statements that may be available as well as ratings information by visiting our website at www.lfg.com/
VULprospectus.
•Principal Risks of Investing in the Policy •Lincoln Life, the Separate Account and the General Account
Policy Lapse
•Sufficient Premiums must be paid to keep your Policy in force. There is a risk of lapse if Premiums are too small in relation to the insurance amount and if investment results of the Sub-Accounts you have chosen are adverse or are less favorable than anticipated.
•Outstanding Policy Loans (plus interest) and Partial Surrenders will increase the risk of lapse. The death benefit will not be paid if the
Policy Lapsed.
•Principal Risks of Investing in the Policy •Lapse and Reinstatement
	RESTRICTIONS	Location in Prospectus
Investments
•We reserve the right to charge for each transfer between Sub-
Accounts in excess of 24 transfers per year.
•We reserve the right to add, remove, or substitute Sub-Accounts as investment options under the Policy, subject to state or federal laws and regulations. An Underlying Fund may be merged into another
Underlying Fund. An Underlying Fund may discontinue offering their shares to the Sub-Accounts.
•We may impose investment constraints and restrictions on the standard No-Lapse Enhancement Rider, which is automatically
included with your Policy for no additional charge. For applications received on or after May 15, 2023, your Policy will be subject to significant allocation restrictions so long as the standard No-Lapse
Enhancement Rider remains in effect. If you do not wish to be subject to those restrictions, you must terminate the rider, but terminating the rider will cause you to lose that standard benefit.
•Transfer Fee •Sub-Account Availability and Substitution of Funds •No-Lapse Enhancement Rider

	RESTRICTIONS	Location in Prospectus
Optional Benefits
•Riders may alter the benefits or charges in your Policy. Rider availability and benefits may vary by state of issue or selling broker-
dealer and their election may have tax consequences. Riders may have restrictions or limitations, and we may modify or terminate a rider, as allowed. If you elect a particular rider, it may restrict or enhance the terms of your policy, or restrict the availability or terms of other riders or Policy features.
•Riders
	TAXES	Location in Prospectus
Tax Implications
•You should always consult with a tax professional to determine the tax implications of an investment in and payments received under the
Policy.
•Withdrawals will be subject to ordinary income tax, and may be subject to tax penalties.
•There is no additional tax benefit to you if the Policy is purchased through a tax-qualified plan or individual retirement account (IRA).
•Tax Issues
	CONFLICTS OF INTEREST	Location in Prospectus
Investment Professional Compensation
•Investment professionals typically receive compensation for selling the
Policy to investors.
•Registered representatives may have a financial incentive to offer or recommend the Policy over another investment for which the
investment professional is not compensated (or compensated less).
•Registered representatives may be eligible for certain cash and non-
cash benefits. Cash compensation includes bonuses and allowances based on factors such as sales, productivity and persistency. Non-
cash compensation includes various recognition items such as prizes and awards as well as attendance at, and payment of the costs associated with attendance at, conferences, seminars and recognition trips, and also includes contributions to certain individual plans such as pension and medical plans.
•Distribution of the Policies and Compensation
Exchanges
Some investment professionals may have a financial incentive to offer you a new contract in place of the one you already own. You should only exchange your Policy if you determine, after comparing the features, fees, and risks of both policies, that it is preferable for you to purchase the new policy rather than continue to own the existing policy.
Change of Plan (located in the SAI)

OVERVIEW OF THE POLICY
What is the purpose of the Policy?
Lincoln VULONE 2021 is a flexible premium variable life insurance policy. Its primary purpose is to provide Policy Owners with death benefit protection. In exchange for your Premium Payments, upon the death of the Insured, we will pay the Beneficiary a death benefit. For Policy Owners who need death benefit protection, the Policy can also be a helpful financial tool for financial and investment planning.
The Policy may not be appropriate if you do not have a long-term investment time horizon. Although Policy Owners have access to their money at any time, it is not intended for people who may need to make frequent withdrawals or access their money within a short time frame, as such withdrawals can reduce the level of death benefit protection.
When do I have to pay Premiums and how do they get invested?
After the initial minimum Premium Payment is made, there is no minimum Premium required except to keep the Policy in force. You may generally select and vary the frequency and the amount of any Premium Payments up to the Insured’s Attained Age of 121.
After we deduct the Premium Load from your Premium Payment, we allocate your Net Premium Payment at your direction among the Policy’s Sub-Accounts and/or Fixed Account. Please see Principal Risks of Investing in the Policy in the prospectus for more information. For monies allocated to the Sub-Account, we use your Premium Payments to purchase shares of funds that follow investment objectives similar to the investment objectives of the corresponding Sub-Account. We refer to these funds as “Underlying Funds,” and they are collectively known as the Elite Series. More information about the Underlying Funds is provided in an Appendix. Please see Appendix A: Funds Available Under the Policy. Comprehensive information on the funds may be found in the funds’ prospectuses which are available online at www.lfg.com/VULprospectus. You can also obtain this information at no cost by calling 1-800-487-1485 or by sending an email request to CustServSupportTeam@lfg.com.
Although Premium Payments are not required, from time to time, there may be insufficient value to cover the Policy’s Monthly Deductions. If this happens, a Premium Payment will be needed in order to ensure the Policy’s Surrender Value is sufficient to pay the Monthly Deductions. If a Premium Payment is not made, the Policy will lapse.
What are the primary features and options that the Policy Offers?
Death Benefit Protection. Upon the death of the Insured, we will pay your designated Beneficiary a death benefit while this Policy remains in force. See the Death Benefit section of this prospectus for more information.
Access to Policy Values through Surrenders and Withdrawals. You may request a Full Surrender of your Policy, and we will pay you its Surrender Value. You may also request a Partial Surrender, which is a portion of the Surrender Value. You may incur a Surrender Charge if you request a Full Surrender or request a Partial Surrender.
Loans. You may take a loan on the Policy, which is subject to interest. See the Policy Loan section of this prospectus for more information.
Transfers. Generally, you may transfer funds among the Sub-Accounts and the Fixed Account. We also offer two automated transfer programs: Dollar Cost Averaging and Automatic Rebalancing. You may incur an additional fee for transfers in excess of 24 transfers in any policy year.
Tax Treatment. Variable life insurance policies have significant tax advantages under current tax law. Policy values accumulate on a tax-deferred basis until withdrawn, and transfers from one Sub-Account to another or to the Fixed Account generate no current taxable gain or loss. There may be adverse tax consequences (i.e. a 10% penalty) in the event of a Surrender or Partial Surrender if the Owner is under the age of 59½.

Additional Benefits. There are several additional benefits you may add to your Policy by way of riders, including benefits that accelerate the payment of your death benefit under certain circumstances or help manage the risk of Policy Lapse. For example, with respect to Policy Lapse, the Policy offers (a) the No-Lapse Enhancement Rider which is automatically issued with your Policy and may prevent a Policy from Lapsing where the Surrender Value under the Policy is insufficient to cover the Monthly Deductions if the requirements of the rider, including requirements as to timing and amount of Premium Payments, are met and (b) the Premium Reserve Rider which is automatically issued with your Policy (in an inactive status until Premium is allocated to it) and allows you to pay Premiums in addition to those you plan to pay for the base Policy, and to have such amounts accumulate in the same manner as if they had been allocated to your Policy but without being subject to all charges and expenses of your Policy. An additional charge may apply if you elect a rider. The riders available with this Policy are listed in the Riders section of this prospectus.
Please note: For applications received on or after May 15, 2023, your Policy will be subject to significant allocation restrictions so long as the standard No-Lapse Enhancement Rider remains in effect. If you do not wish to be subject to those restrictions, you must terminate the rider, but terminating the rider will cause you to lose that standard benefit. Terminating the benefit will not reduce the charges to which your Policy is subject.
STANDARD DEATH BENEFITS
The “Death Benefit Proceeds” is the amount payable to the Beneficiary upon the death of the Insured. Loans, loan interest, Partial Surrenders, and overdue charges (such as Monthly Deductions), if any, are deducted from the Death Benefit Proceeds prior to payment. We will pay interest on any Death Benefit Proceeds payable only as required by applicable law. Riders, including the No-Lapse Enhancement Rider and the Premium Reserve Rider, may impact the amount payable as Death Benefit Proceeds in your Policy. The Guaranteed Minimum Death Benefit that you select under the provisions of the No-Lapse Enhancement Rider will only affect the Death Benefit Proceeds while the rider’s No-Lapse Provision is maintaining the Policy in force. The annual statement you receive will show whether or not the No-Lapse Provision is maintaining your Policy in force. As discussed in more detail in the “Riders” section of this prospectus, the No-Lapse Enhancement Rider may provide a death benefit which differs from that paid under the Policy.  The Premium Reserve Rider Accumulation Value, if any, less any Debt under the Premium Reserve Rider, will be added to the Policy's Death Benefit Proceeds.  If the Policy's death benefit is paid pursuant to the terms of the No-Lapse Enhancement Rider, the Premium Reserve Rider Accumulation Value, if any, less any Debt under the Premium Reserve Rider, will be added to the death benefit payable under the terms of that rider.
Death Benefit Proceeds
The Death Benefit Proceeds payable upon the death of the Insured will be the greater of:
1)
the Specified Amount on the date of the Insured’s death, plus any Riders or benefits that are payable, less any Debt and Partial Surrenders processed after the Insured’s date of death; or
2)
an amount equal to the Accumulation Value on the date of the Insured’s death, plus any Riders or benefits that are payable, multiplied by the applicable percentage shown in the Corridor Percentages Table in the Policy Specifications, less any Debt and Partial Surrenders processed after the Insured’s date of death. (Please note that the investment performance of the Sub-Accounts you have chosen will impact the Accumulation Value and therefore may affect the amount of Death Benefit Proceeds payable.)
Death Benefit Qualification Test
You will have the opportunity to choose between the two death benefit qualification tests defined in Section 7702 of the Internal Revenue Code of 1986 as amended (“Code”), the “Cash Value Accumulation Test” and the “Guideline Premium Test”. If you do not choose a death benefit qualification test at that time, you will be deemed to have chosen the Guideline Premium Test. Once your Policy has been issued and is in force, the death benefit qualification test cannot be changed.
The Guideline Premium Test calculates the maximum amount of Premium that may be paid to provide the desired amount of insurance for an Insured of a particular age. Because payment of a Premium amount in excess of this amount will disqualify the Policy as life insurance, we will return to you any amount of such excess. The test also applies a prescribed percentage factor, to determine a minimum ratio of death benefit to Accumulation Value. A table of the applicable percentage factors will be included as a part of the Policy Specifications when you receive your Policy.
The Cash Value Accumulation Test requires that the death benefit be sufficient to prevent the Accumulation Value from ever exceeding the “Net Single Premium” required to fund the future benefits under the Policy. (The “Net Single Premium” is calculated in accordance with Section 7702 of the Code and is based on the Insured’s age, risk classification and gender.) At any time the Accumulation Value is greater than the Net Single Premium for the proposed death benefit, the death benefit will be automatically increased by multiplying the Accumulation Value by a percentage that is defined as $1,000 divided by the Net Single Premium. A table of the applicable percentage factors will be included as a part of the Policy Specifications when you receive your Policy.
The tests differ as follows:
(1)
The Guideline Premium Test expressly limits the amount of Premium that you can pay into your Policy while the Cash Value Accumulation Test does not.
(2)
The factors that determine the minimum death benefit relative to the Policy’s Accumulation Value are different and required increases in the minimum death benefit due to growth in Accumulation Value will generally be greater under the Cash Value Accumulation Test.
(3)
If you wish to pay more Premium than is permitted under the Guideline Premium Test, for example to target a funding objective, you should consider the Cash Value Accumulation Test, because it generally permits the payment of higher amounts of Premium. Please note that payment of higher Premiums could also cause your Policy to be deemed a MEC (see Tax Issues, sub-section Policies That Are MEC's in your prospectus).
(4)
If your primary objective is to maximize the potential for growth in Accumulation Value, or to conserve Accumulation Value, generally the Guideline Premium Test will better serve this objective.
(5)
While application of either test may require an increase in death benefit, any increase in the Cost of Insurance Charges that arises as a result of the increase in the Policy’s Net Amount at Risk will generally be less under the Guideline Premium Test than under the Cash Value Accumulation Test. This is because the required adjustment to the death benefit under the Guideline Premium Test is lower than that which would result under the Cash Value Accumulation Test.
You should consult with a qualified tax advisor before choosing the death benefits qualification test.
Please ask your registered representative for illustrations which demonstrate the impact of selection of each test on the particular policy, including any riders, which you are considering.
Payment of Death Benefit Proceeds
Proof of death should be furnished to us at our Administrative Office as soon as possible after the death of the Insured. This notification must include a certified copy of an official death certificate, a certified copy of a decree of a court of competent jurisdiction as to the finding of death, or any other proof satisfactory to us.
After receipt at our Administrative Office of proof of death of the Insured and any other necessary claims requirements, the Death Benefit Proceeds will ordinarily be paid within seven days. The proceeds will be paid in a lump sum or in accordance with any settlement option selected by the Owner or the Beneficiary. Payment of the Death Benefit Proceeds may be delayed if your Policy is contested or if Separate Account Values cannot be determined.

Every state has unclaimed property laws which generally declare property, including monies owed (such as death benefits) to be abandoned if unclaimed or uncashed after a period (typically three to five years) from the date the property is intended to be delivered or date the death benefit is due and payable. For example, if the payment of a death benefit has been triggered and, if after a thorough search, we are still unable to locate the Beneficiary of the death benefit, or the Beneficiary does not come forward to claim the death benefit in a timely manner, the death benefit will be paid to the abandoned property division or unclaimed property office of the state in which the Beneficiary or the Owner last resided, as shown on our books and records, or to our state of domicile. This “escheatment” is revocable, however, and the state is obligated to pay the death benefit (without interest) if your Beneficiary steps forward to claim it with the proper documentation. To prevent such escheatment, it is important that you contact us and update your Beneficiary designations, including addresses, if and as they change.
OTHER BENEFITS AVAILABLE UNDER THE POLICY
In addition to the Death Benefit under the Policy, other standard and optional benefits may also be available to you. The following table summarizes information about those benefits. Information about the fees associated with each benefit included in the table may be found in the Fee Table.
Name of Benefit	Purpose	Standard or Optional	Brief Description of Restrictions/Limitations
No-Lapse Enhancement Rider	Prevents lapse if the Policy’s Surrender Value is insufficient to cover the Monthly Deductions.	Standard
•Automatically issued at Policy purchase.
•You may not allocate Accumulation Value and
Premium Payments to the money market Sub-
Account except for purposes described in the “Right
to Examine Period” section, as an account from which
to transfer funds for the Dollar Cost Averaging
program as described in the section headed “Optional
Sub-Account Allocation Programs”, and in the event
of a fund liquidation as described in the section
headed “Sub-Account Availability and Substitution of
Funds”.
•For applications received on or after May 15, 2023,
significant investment restrictions apply so long as
the rider remains in effect.
•Maintaining Automatic Rebalancing with the
applicable allocation requirements, as described in
this prospectus, is required to keep this rider in force.

Name of Benefit	Purpose	Standard or Optional	Brief Description of Restrictions/Limitations
Overloan Protection Rider	Provides that your Policy will not lapse solely based on Debt exceeding the Surrender Value.	Standard
•Automatically issued at Policy purchase if Guideline
Premium Test is chosen. Not available if Cash Value
Accumulation Test is chosen.
•Once you exercise the benefit, the following changes
will be made to your Policy:
•We will no longer allow Premium Payments, Partial
Surrenders, or changes to the Specified Amount.
•All other riders will be terminated.
•No additional Monthly Deductions will be taken.
•The Separate Account Value will be transferred to the
Fixed Account.
•The Policy will become paid-up insurance (i.e. no
further payment will be required).

Premium Reserve Rider
Allows you to pay
some Premiums that
accumulate in the
same manner as if
they had been
allocated to your
Policy without being
subject to all Policy
charges and
expenses. The
Premium Reserves,
in turn, can be used
to prevent the Policy
from lapsing.
Standard
•Automatically issued at Policy purchase in states
where it is available.
•Premiums allocated to the Premium Reserve Rider do
not increase the Policy’s Accumulation Value and,
therefore, will not decrease the Net Amount at Risk.
•If the entire Premium Reserve is transferred to
prevent a lapse, the rider will terminate, and no future
Premium Payments to the rider are permitted.

Automatic Rebalancing	To periodically restore sub account exposure to a pre- determined level selected by the policyholder to reduce potential risk of exposure to market volatility.	Standard
•Is only available on a quarterly basis.
•Must be maintained on product to keep No-Lapse
Enhancement rider (see Riders).
•Can be terminated; however will terminate No-Lapse
Enhancement rider (see Riders).

Name of Benefit	Purpose	Standard or Optional	Brief Description of Restrictions/Limitations
Basic Accelerated Benefits Riders	Advances a portion of the death benefit upon Insured being Terminally Ill, critically ill or confined to a nursing home.	Optional
•Version 1: available at Policy purchase or anytime
thereafter; Version 2: available at Policy purchase
only.
•Availability is subject to underwriting criteria
(including age and state of health).
•Terminal illness coverage is up to 50% of the death
benefit.
•Nursing Home Confinement coverage is up to 40% of
the death benefit.
•Terminal Illness coverage and Nursing Home
Confinement coverage is subject to an overall
maximum of $250,000.
•Version 2: critical illness coverage is 5% of the death
benefit not to exceed $25,000 upon the occurrence of
the first critical illness.
•The illness or confinement must meet conditions of
the Rider to qualify for payments.
•Benefits received from this rider will terminate any
other Accelerated Benefit rider.

Lincoln LifeEnhance® Accelerated Benefits Rider	Advances payment of up to 100% of the Original Benefit upon the occurrence of chronic or terminal illness.	Optional
•Available at Policy purchase only.
•Start of benefit payments will terminate the Premium
Reserve Rider and Enhanced Surrender Value Rider, if
applicable.
•Availability subject to underwriting criteria (including
age and state of health) at time of Policy purchase
only.
•The chronic illness or terminal Illness, must meet
conditions of the Rider to qualify for payments.

Lincoln LifeAssure® Accelerated Benefits Rider.	Advances up to 100% of the Original Benefit upon the occurrence of a chronic or terminal illness.	Optional
•Available at Policy purchase only.
•Start of benefit payments will terminate the Premium
Reserve Rider and Enhanced Surrender Value Rider, if
applicable.
•Availability subject to underwriting criteria (including
age and state of health) at time of Policy purchase
only.
•The chronic or terminal illness, must meet conditions
of the Rider to qualify for payments.
•Benefit payments received will be less than the
amount accelerated because each payment is subject
to a discount factor for early payment

Name of Benefit	Purpose	Standard or Optional	Brief Description of Restrictions/Limitations
Long-Term Care Rider	Provides monthly benefit payments for the reimbursement of expenses incurred by the Insured for Covered Services.	Optional
•Available at Policy purchase only.
•Start of benefit payments will terminate any other
Accelerated Benefit Rider, Enhanced Surrender Value
Rider and Premium Reserve Rider.
•If you exercise any other Accelerated Benefit Rider or
the Overloan Protection Rider, this rider will
terminate.
•Amounts we reimburse are subject to a monthly
maximum dollar amount that can be accelerated each
Policy Month.
•Availability is subject to underwriting criteria
(including age and state of health) at time of Policy
purchase only.
•The long-term care services must meet conditions of
the Rider to qualify for reimbursement.

Bonus Rider
Uses a portion of the
Separate Account
Value to create an
Open Bonus Option.
The new Open Bonus
Option will credit a
Bonus Rider Benefit
Amount, if any, to
the Accumulation
Value on its Bonus
Option Maturity
Date.
Optional
•Available at Policy purchase only.
•If the Insured is on total disability as provided and
defined under any Waiver of Monthly Deduction Rider,
the Bonus Rider will be inactive.
•If the Policy’s death benefit is being accelerating
under any Long-Term Care Rider: no Bonus Rider
charge will be deducted, no new bonus options will
be started, and any Bonus Rider benefit amounts will
be applied to the Fixed Account.

Change of Insured Rider	Permits a change in the person who is Insured under the Policy.	Optional
•Available at Policy purchase or until the attained age
of 65.
•Benefit ceases to be available on the contract
anniversary nearest to the current Insured’s 65th
birthday.
•The new Insured is subject to underwriting
requirements.
•Policy value requirements apply.
•Policy charges applicable to the new Insured may
differ from charges applicable to the current Insured.
•Any change in Insured is a taxable event.

Name of Benefit	Purpose	Standard or Optional	Brief Description of Restrictions/Limitations
Enhanced Surrender Value Rider	Provides an Enhanced Surrender Value free of a Surrender Charge if you fully surrender your Policy during the first five Policy Years.	Optional	•Available at Policy purchase only.
Waiver of Monthly Deduction Rider	Waives monthly deductions during periods of total disability.	Optional	•Available at Policy purchase only. •The disability must meet conditions and commence prior to the Policy Anniversary nearest the Insured’s 65th birthday to qualify for payments.
Dollar Cost Averaging
An investment
strategy that divides
up the total amount
to be invested in one
or more sub
accounts over a
specified period of
time. This averages
the purchase cost of
the assets over time
and helps to reduce
the potential impact
of market volatility.
		Optional	•Available 1st policy year only, at Policy purchase. •Cannot move money to Fixed Account or money market. •Automatically moves to Automatic Rebalancing after 1st Policy Anniversary.
BUYING THE POLICY
Premiums
You may select and vary the frequency and the amount of Premium Payments and the allocation of Net Premium Payments. After the initial Premium Payment is made there is no minimum Premium required, except to keep the Policy in force. Premium Payments may be required from time to time in order to insure that the Surrender Value of the Policy is sufficient to pay the Monthly Deductions. Otherwise, the Policy will lapse. (See the “Lapse and Reinstatement” section of this prospectus). Premiums may be paid any time before the Insured attains age 121, subject to our right to limit the amount or frequency of additional Premium Payments. (See the “Planned Premiums; Additional Premiums” section of this prospectus).
The initial Premium must be paid for policy coverage to be effective.
Allocation of Net Premium Payments
Your “Net Premium Payment” is the portion of a Premium Payment remaining after deduction of the Premium Load. The Net Premium Payment is available for allocation to the Sub-Accounts and the Fixed Account.
You first designate the allocation of Net Premium Payments among the Sub-Accounts and Fixed Account on a form provided by us for that purpose. Net Premium Payments will be allocated on the same basis as the initial Net

Premium Payment unless we are instructed otherwise, in writing. You may change the allocation of Net Premium Payments among the Sub-Accounts and Fixed Account at any time.
The amount of Net Premium Payments allocated to the Sub-Accounts and Fixed Account must be in whole percentages and must total 100%. We credit Net Premium Payments to your Policy as of the end of the “Valuation Period” in which it is received in Good Order at our Administrative Office. Premium Payments received from you or your broker-dealer in Good Order at our Administrative Office prior to the close of the New York Stock Exchange (normally 4:00 p.m., Eastern time on a business day), will be processed using the accumulation unit value computed on that Valuation Date. Premium Payments received in Good Order after market close will be processed using the accumulation unit value computed on the next Valuation Date. Premium Payments submitted to your registered representative will generally not be processed by us until they are received from your representative’s broker-dealer. Premium Payments placed with your broker-dealer after market close will be processed using the accumulation unit value computed on the next Valuation Date. There may be circumstances under which the New York Stock Exchange may close early (prior to 4:00 p.m., Eastern time). In such instances, Premium Payments received after such early market close will be processed using the accumulation unit value computed on the next Valuation Date.
The Valuation Period is the time between “Valuation Days”. A Valuation Day is every day on which the New York Stock Exchange is open and trading is unrestricted. Your policy values are calculated on every Valuation Day.
Planned Premiums; Additional Premiums
Planned Premiums are the amount of periodic Premium (as shown in the Policy Specifications) you choose to pay the Company on a scheduled basis. This is the amount for which we send a Premium reminder notice. We reserve the right to stop sending Premium reminder notices if no Premium Payment has been made within 2 Policy Years. Premium Payments may be billed annually, semi-annually, or quarterly. You may arrange for monthly pre-authorized automatic Premium Payments at any time.
In addition to any Planned Premium, you may make additional Premium Payments. These additional payments must be sent directly to our Administrative Office, and will be credited when received by us.
Unless you specifically direct otherwise, any payment received (other than any Premium Payment necessary to prevent, or cure, Policy Lapse) will be applied as Premium and will not repay any outstanding loans. There is no Premium Load on any payment which you specifically direct as repayment of an outstanding loan.
You may increase Planned Premiums, or pay additional Premiums, subject to certain limitations. We reserve the right to limit the amount or frequency of additional Premium Payments. You may decrease Planned Premiums. However, doing so will impact your policy values and may impact how long your Policy remains in force.
We may require evidence of insurability if any payment of additional Premium (including Planned Premium) would increase the difference between the death benefit and the Accumulation Value. If we are unwilling to accept the risk, your increase in Premium will be refunded without interest.
We may decline any additional Premium (including Planned Premium) or a portion of a Premium that would cause total Premium Payments to exceed the limit for life insurance under federal tax laws. Our test for whether or not your Policy exceeds the limit is referred to as the Guideline Premium Test or, if you so elected at the time you applied for the Policy, the Cash Value Accumulation Test. The excess amount of Premium will be returned to you. We may accept alternate instructions from you to prevent your Policy from becoming a MEC. Refer to the section headed “Tax Issues” for more information.
HOW YOUR POLICY CAN LAPSE
If at any time:
1)
the Surrender Value of the Policy is insufficient to pay the Monthly Deduction, and

2)
the provisions of the No-Lapse Enhancement Rider are not preventing termination of the Policy, then all coverage will terminate. This is referred to as “Policy Lapse”.
The Surrender Value may be insufficient:
1)
because it has been exhausted by earlier deductions;
2)
as a result of poor investment performance;
3)
due to Partial Surrenders;
4)
due to Debt for Policy Loans; or
5)
because of a combination of any of these factors.
If we have not received your Premium Payment (or payment of Debt on Policy Loans) necessary so that the Surrender Value of your Policy is sufficient to pay the Monthly Deduction amount on a Monthly Anniversary Day, we will send a Grace Notice to you, or any assignee of record. The Grace Notice will state the amount of the Premium Payment (or payment of Debt on Policy Loans) that must be paid to avoid termination of your Policy.
If the amount stated in the Grace Notice is not paid to us within the Grace Period and any Premium Reserve Accumulation Value automatically transferred at the end of the Grace Period is also insufficient to keep the Policy in force, then the Policy will terminate. The Grace Period is the later of (a) 31 days after the Grace Notice was mailed, and (b) 61 days after the Monthly Anniversary Day on which the Monthly Deduction could not be paid. If the Insured dies during the Grace Period, we will deduct any charges due to us from any death benefit that may be payable under the terms of the Policy.
Reinstatement of a Lapsed Policy
If your Policy has lapsed and the Insured has not died since lapse, you may reinstate your Policy within five years of the Policy Lapse date, provided:
1)
it has not been surrendered;
2)
there is an application for reinstatement in writing;
3)
satisfactory evidence of insurability is furnished to us and we agree to accept the risk for the Insured;
4)
we receive a payment sufficient to keep your Policy and any reinstated riders in force for at least two months after the date of reinstatement; and
5)
any loan interest accrued during the Grace Period is paid and any remaining Debt is either paid or reinstated.
The reinstated Policy will be effective as of the Monthly Anniversary Day on or next following the date on which we approve your application for reinstatement. Surrender Charges will be based on the duration from the original Policy Date as though the Policy never lapsed. Your Accumulation Value at reinstatement will be the Net Premium Payment then made less all Monthly Deductions due. If a Policy Loan is being reinstated, the Policy's Accumulation Value at reinstatement will be the Accumulation Value on the date the Policy Lapsed plus the Net Premium Payment made less all Monthly Deductions due.
MAKING WITHDRAWALS: ACCESSING THE MONEY IN YOUR POLICY
You may surrender your Policy at any time by submitting a written request for surrender. If you surrender your Policy, all coverage will automatically terminate and may not be reinstated. Consult your tax advisor to understand tax consequences of any surrender you are considering.
The Surrender Value of your Policy is the amount you can receive by surrendering the Policy. The Surrender Value is:
(i) the Policy’s Accumulation Value less any Debt, less any applicable Surrender Charge, plus

(ii) the Premium Reserve Rider Accumulation Value less any Debt, minus
(iii) any Surrender Charge not covered by the Policy's Accumulation Value (which is not deducted in (i) above).
Policy Debt includes loans under the Policy and Premium Reserve Rider Debt includes loans under the Premium Reserve Rider.
If we receive a surrender or Partial Surrender request in Good Order at our Administrative Office before the close of the New York Stock Exchange (normally 4:00 p.m., Eastern time on a business day), we will process the request using the accumulation unit value computed on that Valuation Date. If we receive a surrender or Partial Surrender request in our Administrative Office after market close, we will process the request using the accumulation unit value computed on the next Valuation Date. There may be circumstances under which the New York Stock Exchange may close early (prior to 4:00 p.m., Eastern time). In such circumstances, surrenders or Partial Surrenders requested after such early market close will be processed using the accumulation unit value computed on the next Valuation Date.
Any surrender results in a withdrawal of values from the Sub-Accounts and Fixed Account and from the Premium Reserve Rider Sub-Accounts and Premium Reserve Rider Fixed Account that have values allocated to them. Any surrender from a Sub-Account or from a Premium Reserve Rider Sub-Account will result in the cancellation of Variable Accumulation Units. The cancellation of such units will be based on the Variable Accumulation Unit Value determined at the close of the Valuation Period during which the surrender is effective. Surrender proceeds will generally be paid within seven days of our receipt of your request.
Partial Surrender
You may make a Partial Surrender, withdrawing a portion of your policy values. You must request a Partial Surrender in writing. The amount of any Partial Surrender may not exceed 90% of the Policy's Surrender Value as of the date of your request for a Partial Surrender. We may limit Partial Surrenders to the extent necessary to meet the federal tax law requirements. Each Partial Surrender must be at least $500. Partial Surrenders are subject to other limitations as described below. If you wish to make a surrender in excess of 90% of the Surrender Value of your Policy, you must specifically request a Full Surrender of your Policy. Charges for Full Surrenders will apply (see section headed “Surrender Charges” for a discussion of Surrender Charges). Your Policy’s Surrender Value equals the Policy’s Accumulation Value less any Debt, less any applicable Surrender Charges. Policy Loans are Debt under your Policy and will reduce the Surrender Value available to you.
As of the end of the Valuation Day on which there is a Partial Surrender, the Accumulation Value will be reduced by the amount of the Partial Surrender plus any Partial Surrender Fee shown in the Policy Specifications. The amount of the Partial Surrender will be withdrawn first from the Premium Reserve Rider Sub-Accounts and Premium Reserve Rider Fixed Account in proportion to their values, and when such values are reduced to zero then from the Sub-Accounts and Fixed Account in proportion to their values. (See discussion in section headed “Riders—Premium Reserve Rider” for further details.)
A Partial Surrender will reduce the Specified Amount by the greater of:
a. zero; or
b. an amount equal to the amount of the Partial Surrender minus the result of [(1) minus (2)] divided by (3) where:
(1) is an amount equal to the Accumulation Value on the Valuation Day immediately prior to the Partial Surrender multiplied by the applicable percentage shown in the Corridor Percentages Table in the Policy Specifications;
(2) is the Specified Amount immediately prior to the Partial Surrender; and
(3) is the applicable percentage shown in the Corridor Percentages Table in the Policy Specifications.
Partial Surrenders are deducted when the No-Lapse Value and the Reset Account Value of the No-Lapse Enhancement Rider are calculated. (See discussion in section headed “Riders – No-Lapse Enhancement Rider” for a detailed discussion of how benefits of this rider may be impacted by reductions of these values.)
Partial Surrender proceeds will generally be paid within seven days of our receipt of your request.

ADDITIONAL INFORMATION ABOUT FEES
The following tables describe the fees and expenses that you will pay when buying, owning, and surrendering or making withdrawals from the Policy. Please refer to your Policy Specifications for information about specific fees you will pay each year based on the options you have elected.
Transaction Fees
The first table describes the fees and expenses that you will pay at the time that you buy your Policy, surrender or make withdrawals from your Policy, or transfer cash value between Sub-Accounts.
Charge	When Charge is Deducted	Amount Deducted
Maximum Sales Charge Imposed on Premiums (Load)	When you pay a Premium	As a percentage of the Premium Payment paid:
25% in all Policy Years[1]
Premium Tax	When you pay a Premium	Up to 2% charge included in the Sales Charges included in the Premium (Load)[2]
Maximum Deferred Sales Charge (Load)*	When you take a Full Surrender or reduce the Specified Amount[3,4]	•Maximum Charge: $52.25 per $1,000 of Specified Amount
•Maximum Charge for a Representative Insured (male, age 45, standard non-tobacco, in year one): $34.29 per $1,000 of Specified Amount
Transfer Fee	Applied to any transfer request in excess of 24 made during any Policy Year	$25 for each additional transfer
*
Charge varies based on individual characteristics of the Insured. The charges and costs shown in the table may not be representative of the charges and costs that a particular Owner will pay. You may obtain more information about the particular charges that would apply to you by requesting a personalized policy illustration from your registered representative.
1
For applications received prior to May 15, 2023, the Maximum Sales Charge Imposed on Premiums (Load), when you pay a Premium will continue to be the following: guaranteed 10% in Policy Years 1–20 and 3% in Policy Years 21+.
2
The Maximum Sales Charge Imposed on Premiums is anticipated to cover the Company's costs for sales expenses and any policy-related state tax liabilities. Policy-related taxes imposed by states range from 0% to 5%. In considering policy-related state taxes component of the sales charge, the Company considers the average of the taxes imposed by the states rather than any taxes specifically imposed by the state in which the Owner resides. We use an average of 2% to account for state tax obligations.
3
During the life of the Policy, you may request one or more Partial Surrenders, each of which may not exceed 90% of your Policy's Surrender Value as of the date of your request. If you wish to surrender more than 90% of your Policy's Surrender Value, you must request a Full Surrender of your Policy, which is subject to the Surrender Charge reflected in the table above. (See section headed “Partial Surrenders” for a discussion of Partial Surrenders of your Policy.)

4
For up to 15 years from the Policy Date and up to 15 years from the effective date of each increase in Specified Amount, a Surrender Charge will be deducted at the time you effect a Full Surrender of your Policy. For up to 15 years from the Policy Date or up to 15 years from the effective date of each increase in Specified Amount, a Surrender Charge may be deducted at the time you effect a Reduction in Specified Amount.
Periodic Charges Other Than Annual Underlying Fund Fees and Operating Expenses
The next table describes the fees and expenses that you will pay periodically during the time that you own the Policy, not including Underlying Fund fees and operating expenses.
Charge	When Charge is Deducted	Amount Deducted
Base Contract Charges
Cost of Insurance*	Monthly	As a dollar amount per $1,000 of Net Amount at Risk[1]:
•Maximum: $83.3333 per $1,000
•Minimum: $0.00667 per $1,000
•Maximum Charge for a Representative Insured (male, age 45, standard non-tobacco, in year one): $0.21171 per $1,000
Mortality and Expense Risk Charge (“M&E”)	At end of each Valuation Period	As a percentage of Separate Account value, calculated monthly:[2]
•Maximum: 1.15% (annual rate) in Policy Years 1-10
•Maximum: 0.45% (annual rate) in Policy Years 11 and beyond
Administrative Fee*	Monthly	Maximum of $15, plus an additional amount up to a maximum of $5.25 per $1,000 of Initial Specified Amount or increase in Specified Amount[3]
Policy Loan Interest	Annually	As an annualized percentage of amount held in the Loan Account[4]
6%
Interest on Accelerated Benefit Lien	Annually	6%, as an annualized percentage of Accelerated Benefit up to Surrender Value, plus additional amount of variable interest as a percentage of Accelerated Benefit exceeding Surrender Value[5]
Overloan Protection Rider	Upon use of the benefit	One-time charge subject to a maximum of 3%, as a percentage of current Accumulation Value
Optional Benefit Charges
Basic Accelerated Benefits Riders[6]	Upon any payment of the rider benefit	$250, deducted from the benefit payment

Charge	When Charge is Deducted	Amount Deducted
Enhanced Surrender Value Rider	Monthly (in Policy Years 2-5 only)	$0.0625 per $1,000 of Initial Specified Amount
Premium Reserve Rider	When you allocate a Premium Payment to this rider	As a percentage of the Premium Payment allocated to this rider:[7]
•10% in Policy Years 1-20
•3% in Policy Years 21 and beyond
Lincoln LifeEnhance® Accelerated Benefits Rider	Monthly	As a dollar amount per $1,000 of Net Amount at Risk or Rider Net Amount at Risk, as applicable:[8]
•Maximum: $59.98 per $1,000
•Minimum: $0.40 per $1,000
•Maximum Charge for a Representative Insured (male, age 45, standard non-tobacco, in year one): $1.03 per $1,000
Lincoln LifeAssure® Accelerated Benefits Rider	Upon any payment of the rider benefit	$250, deducted from the benefit payment
Long-Term Care Rider*	Monthly	Administrative LTC Rider Fee for the first 10 Policy Years from the Policy Date
•Maximum: $0.035 per $1,000
•Minimum: $0.002 per $1,000
•Maximum Charge for a Representative Insured (male, age 45): $0.008 per $1,000
Plus a dollar amount per $1,000 of Rider Net Amount at Risk
•Maximum: $1.78123 per $1,000
•Minimum: $0.00165 per $1,000
•Maximum Charge for a Representative Insured (male, age 45, 2% Maximum Monthly LTC Benefit Percentage, in year one): $0.00211 per $1,000
Bonus Rider	Monthly	0.208333%

Charge	When Charge is Deducted	Amount Deducted
Waiver of Monthly Deduction Rider[9]	Monthly	Rate factor as a percentage of all other covered monthly charges:
•Maximum: 12%
•Minimum: 2%
•Maximum Charge for a Representative Insured (male, age 45, standard non-tobacco): 3.5%
*
Charge varies based on individual characteristics of the Insured. The charges and costs shown in the table may not be representative of the charges and costs that a particular Owner will pay. You may obtain more information about the particular charges that would apply to you by requesting a personalized policy illustration from your registered representative.
1
Individuals with a higher mortality risk than standard issue individuals can be charged from 125% to 800% of the standard rate. However, under no circumstances would the charge be higher than the maximum amount shown.
2
Guaranteed at an effective annual rate of 1.15% in Policy Years 1-10 and 0.45% in Policy Years 11 and beyond.
3
For applications received on or after May 15, 2023, the additional amount applies for the first 20 Policy Years from the Policy Date or any increase in Specified Amount. For applications received prior to May 15, 2023, the additional amount applies for the first 10 Policy Years from the Policy Date or any increase in Specified Amount. For all applications, the additional amount varies based on individual characteristics. Per $1,000 of Initial Specified Amount or increase in Specified Amount, the maximum additional amount is $5.25 per $1,000, the minimum amount is $0.04167 per $1,000, and the maximum charge for a representative Insured (male, age 45, standard non-tobacco) is $0.22 per $1,000.
4
Although deducted annually, interest accrues daily. When you request a Policy Loan, amounts equal to the amount of the loan you request are withdrawn from the Sub-Accounts and the Fixed Account in proportion to their respective values. Such amount is transferred to the Loan Account, which is part of the Company’s General Account. Amounts in the Loan Account are credited interest at an effective annual rate guaranteed not to be less than 5% in Policy Years 1-10 and 6% in Policy Years 11 and beyond.
5
Under the Basic Accelerated Benefits Riders, payments of benefits are considered as liens and are charged interest as shown. Variable interest shall be at a rate not to exceed higher of (i) published monthly average of Moody’s Corporate Bond Yield Average - Monthly Average Corporates (determined 30 days in advance of beginning of Policy Year) and (ii) the rate used to compute the Accumulation Value of the Fixed Account plus 1%. Although deducted annually, interest accrues daily. When you request an Accelerated Benefit, amounts equal to the amount of the Accelerated Benefit you request are withdrawn from the Sub-Accounts and the Fixed Account in proportion to their respective values. Such amount is transferred to the Loan Account, which is part of the Company’s General Account. Amounts in the Loan Account are credited interest at an effective annual rate guaranteed not to be less than 5% in Policy Years 1-10 and 6% in Policy Years 11 and beyond.
6
There are two versions of this rider. The payment of a benefit under either version of the rider is considered a loan against the Policy.
7
Allocations of Premium Payments to the rider are at your discretion. Allocations of Premium Payments to the rider are subject to the charge shown in the Periodic Charges Other than Annual Underlying Fund Fees and Operating Expenses table and are not subject to the “Maximum Sales Charge Imposed on Premiums Paid” shown in the Transaction Fees table. This charge is called the Premium Reserve Rider Premium Load. Rider Accumulation Value allocated to the Separate Account is subject to the Mortality and Expense Risk Charge (which does not exceed 1.15% for Policy Year 1-10 and 0.45% in Policy Years 11 and beyond).

8
Individuals with higher mortality risk than standard issue individuals can be charged from 125% to 200% of the standard rate. However, under no circumstances would the charge be higher than the maximum amount shown.
9
These charges and costs vary based on individual characteristics of the Insured. The charges and costs shown in the tables may not be representative of the charges and costs that a particular Owner will pay. You may obtain more information about the particular charges, cost of insurance, and the cost of certain riders that would apply to you by requesting a personalized policy illustration from your registered representative.
The next table shows the minimum and maximum total operating expenses charged by the Underlying Funds that you may pay periodically during the time that you own the Policy. A complete list of Underlying Funds available under the Policy, including their annual expenses, may be found in Appendix A: Funds Available Under the Policy.
Annual Fund Expenses	Minimum	Maximum
(expenses are deducted from fund assets, including management fees, distribution, and/or 12b-1 fees, and other expenses)	0.23%	1.50%*
*
The Total Annual Operating Expenses shown in the table do not reflect waivers and reductions. Refer to the Underlying Fund’s prospectus for specific information on any waivers or reductions in effect.

APPENDIX A: FUNDS AVAILABLE UNDER THE POLICY
The following is a list of Underlying Funds currently available under the Policy. Depending on the optional benefits you choose, you may not be able to invest in certain funds. Please see Appendix B: Current Investment Restrictions for Optional Benefits - No-Lapse Enhancement Rider. More information about the Underlying Funds is available in the Fund’s prospectus, which may be amended from time to time and found online at www.lfg.com/VULprospectus. You can also request this information at no cost by calling 1-800-487-1485 or by sending an email request to CustServSupportTeam@lfg.com.
The current expenses and performance information below reflects fees and expenses of the fund, but does not reflect the other fees and expenses that your Policy may charge. Expenses would be higher and performance would be lower if these charges were included. Each fund’s past performance is not necessarily an indication of future performance.
Investment Objective	Fund and Adviser/Sub-adviser[1]	Current Expenses	Average Annual Total Returns (as of 12/31/2022)
			1 year	5 year	10 year
Long-term growth of capital.	AB VPS Discovery Value Portfolio - Class A	0.80%	-15.63%	3.88%	9.33%
Long-term growth of capital.	AB VPS Sustainable Global Thematic Portfolio - Class A	0.90%[2]	-26.98%	7.99%	10.27%
Long-term capital growth and current income by investing approximately 60% of its assets in equity securities and the remainder in bonds and other fixed-income securities.	American Century VP Balanced Fund - Class I	0.83%[2]	-17.27%	4.43%	6.64%
Long-term growth of capital.	American Funds Global Growth Fund - Class 2	0.66%[2]	-24.74%	7.06%	10.15%
Long-term capital growth.	American Funds Global Small Capitalization Fund - Class 2	0.91%[2]	-29.55%	2.79%	6.84%
Growth of capital.	American Funds Growth Fund - Class 2	0.59%	-29.94%	11.14%	13.64%
Long-term growth of capital and income.	American Funds Growth- Income Fund - Class 2	0.53%	-16.49%	7.83%	11.54%
Long-term growth of capital.	American Funds International Fund - Class 2	0.78%	-20.79%	-1.03%	3.92%
Long-term growth of capital.	ClearBridge Variable Mid Cap Portfolio - Class I advised by Legg Mason Partners Fund Advisor, LLC	0.83%	-25.31%	5.22%	9.22%
Long-term capital appreciation.	Delaware VIP® Emerging Markets Series - Standard Class[3]	1.18%[2]	-27.58%	-1.90%	2.34%

Investment Objective	Fund and Adviser/Sub-adviser[1]	Current Expenses	Average Annual Total Returns (as of 12/31/2022)
			1 year	5 year	10 year
Capital Appreciation.	Delaware VIP® Small Cap Value Series - Standard Class[3]	0.78%	-12.09%	4.35%	9.21%
Capital Appreciation. A fund of funds.	DWS Alternative Asset Allocation VIP Portfolio - Class A	0.83%	-7.42%	2.83%	2.44%
Long-term capital appreciation.	Fidelity® VIP Contrafund® Portfolio - Service Class	0.70%	-26.38%	8.55%	11.31%
To achieve capital appreciation.	Fidelity® VIP Growth Portfolio - Service Class	0.71%	-24.52%	12.31%	14.69%
Long-term growth of capital.	Fidelity® VIP Mid Cap Portfolio - Service Class	0.71%	-14.85%	5.84%	9.85%
To maximize income while maintaining prospects for capital appreciation.	Franklin Income VIP Fund - Class 1	0.46%	-5.24%	4.56%	5.78%
Capital appreciation; income is a secondary consideration.	Franklin Mutual Shares VIP Fund - Class 1	0.69%	-7.15%	3.42%	7.00%
Long-term growth of capital.	Invesco V.I. EQV International Equity Fund - Series I Shares	0.91%	-18.31%	1.51%	4.41%
Capital Appreciation.	LVIP Baron Growth Opportunities Fund - Service Class	1.15%[2]	-25.83%	9.12%	11.26%
High total investment return.	LVIP BlackRock Global Allocation Fund - Standard Class	0.73%[2]	-15.38%	N/A	N/A
A balance between current income and growth of capital, with a greater emphasis on growth of capital. A fund of funds.	LVIP BlackRock Global Growth ETF Allocation Managed Risk Fund - Standard Class	0.41%[2]	-16.52%	1.90%	N/A
To maximize real return, consistent with preservation of real capital and prudent investment management.	LVIP BlackRock Inflation Protected Bond Fund - Standard Class	0.55%	-4.70%	2.20%	0.80%
Total return through a combination of current income and long-term capital appreciation.	LVIP BlackRock Real Estate Fund - Standard Class	0.81%[2]	-28.64%	0.45%	2.92%
A balance between current income and growth of capital, with a greater emphasis on growth of capital. A fund of funds.	LVIP BlackRock U.S. Growth ETF Allocation Managed Risk Fund - Standard Class	0.39%[2]	-16.51%	2.73%	N/A

Investment Objective	Fund and Adviser/Sub-adviser[1]	Current Expenses	Average Annual Total Returns (as of 12/31/2022)
			1 year	5 year	10 year
Maximum current income (yield) consistent with a prudent investment strategy.	LVIP Delaware Bond Fund - Standard Class[3]	0.37%	-13.70%	0.17%	1.17%
Total return.	LVIP Delaware Diversified Floating Rate Fund - Standard Class[3]	0.63%[2]	0.10%	1.33%	1.21%
Maximum long-term total return consistent with reasonable risk.	LVIP Delaware Diversified Income Fund - Standard Class[3]	0.54%[2]	-13.86%	0.41%	1.35%
Maximum total return, consistent with reasonable risk.	LVIP Delaware Limited- Term Diversified Income Fund - Standard Class[3]	0.53%[2]	-4.12%	0.94%	1.03%
To maximize long-term capital appreciation.	LVIP Delaware Mid Cap Value Fund - Standard Class[3]	0.42%	-8.87%	6.08%	10.64%
Long-term capital appreciation.	LVIP Delaware SMID Cap Core Fund - Standard Class3	0.80%[2]	-13.73%	6.10%	10.48%
To maximize long-term capital appreciation.	LVIP Delaware Social Awareness Fund - Standard Class[3]	0.44%	-19.71%	8.88%	11.78%
Long-term capital appreciation.	LVIP Delaware U.S. Growth Fund - Standard Class[3]	0.73%	-27.66%	8.73%	11.47%
Maximum long-term total return, with capital appreciation as a secondary objective.	LVIP Delaware U.S. REIT Fund - Standard Class[3]	0.83%[2]	-25.30%	2.41%	5.21%
Long-term capital appreciation.	LVIP Delaware Value Fund - Standard Class[3]	0.69%[2]	-3.27%	6.77%	10.64%
Long-term capital appreciation.	LVIP Dimensional International Core Equity Fund - Standard Class	0.62%[2]	-13.42%	0.86%	N/A
Long-term capital appreciation.	LVIP Dimensional U.S. Core Equity 1 Fund - Standard Class	0.39%[2]	-15.25%	8.70%	11.99%
Long-term capital appreciation.	LVIP Dimensional U.S. Core Equity 2 Fund - Standard Class	0.49%	-13.91%	8.11%	N/A
To maximize long-term capital appreciation.	LVIP Franklin Templeton Multi-Factor Emerging Markets Equity Fund - Standard Class	0.46%[2]	-11.83%	-1.46%	0.34%

Investment Objective	Fund and Adviser/Sub-adviser[1]	Current Expenses	Average Annual Total Returns (as of 12/31/2022)
			1 year	5 year	10 year
To maximize long-term capital appreciation.	LVIP Franklin Templeton Multi-Factor International Equity Fund - Standard Class	0.40%[2]	-7.02%	-0.26%	4.52%
To maximize long-term capital appreciation.	LVIP Franklin Templeton Multi-Factor Large Cap Equity Fund - Standard Class	0.36%[2]	-9.97%	6.71%	11.68%
To maximize long-term capital appreciation.	LVIP Franklin Templeton Multi-Factor SMID Cap Equity Fund - Standard Class	0.39%[2]	-12.45%	5.16%	8.80%
A high level of current income with some consideration given to growth of capital. A fund of funds.	LVIP Global Conservative Allocation Managed Risk Fund - Standard Class	0.76%[2]	-15.40%	1.39%	3.52%
A balance between a high level of current income and growth of capital, with a greater emphasis on growth of capital. A fund of funds.	LVIP Global Growth Allocation Managed Risk Fund - Standard Class	0.75%[2]	-18.68%	1.05%	3.74%
A balance between a high level of current income and growth of capital, with an emphasis on growth of capital. A fund of funds.	LVIP Global Moderate Allocation Managed Risk Fund - Standard Class	0.74%[2]	-17.38%	1.11%	3.56%
Current income while (i)maintaining a stable value of your shares (providing stability of net asset value) and (ii) preserving the value of your initial investment (preservation of capital).	LVIP Government Money Market Fund - Standard Class	0.41%	1.31%	0.95%	0.53%
A high level of current income; capital appreciation is the secondary objective.	LVIP JPMorgan High Yield Fund - Standard Class	0.67%[2]	-10.23%	2.05%	3.49%
Long-term capital appreciation.	LVIP MFS International Growth Fund - Standard Class	0.79%[2]	-14.28%	5.03%	6.47%
Capital Appreciation.	LVIP MFS Value Fund - Standard Class	0.62%[2]	-6.07%	7.38%	11.09%
Current income consistent with the preservation of capital.	LVIP Mondrian Global Income Fund - Standard Class	0.64%[2]	-15.13%	-1.32%	-0.42%
Long-term capital appreciation as measured by the change in the value of fund shares over a period of three years or longer.	LVIP Mondrian International Value Fund - Standard Class	0.76%[2]	-10.76%	-0.25%	3.60%

Investment Objective	Fund and Adviser/Sub-adviser[1]	Current Expenses	Average Annual Total Returns (as of 12/31/2022)
			1 year	5 year	10 year
To match as closely as practicable, before fees and expenses, the performance of the Bloomberg U.S. Aggregate Index.	LVIP SSGA Bond Index Fund - Standard Class	0.37%[2]	-13.44%	-0.32%	0.70%
A high level of current income, with some consideration given to growth of capital. A fund of funds.	LVIP SSGA Conservative Index Allocation Fund - Standard Class	0.51%[2]	-14.75%	2.25%	3.71%
To approximate as closely as practicable, before fees and expenses, the performance of a broad market index of non-U.S. foreign securities.	LVIP SSGA International Index Fund - Standard Class	0.37%[2]	-14.32%	1.49%	4.32%
A balance between a high level of current income and growth of capital, with a greater emphasis on growth of capital. A fund of funds.	LVIP SSGA Moderate Index Allocation Fund - Standard Class	0.50%	-15.41%	3.33%	5.23%
A balance between high level of current income and growth of capital, with a greater emphasis on growth of capital. A fund of funds.	LVIP SSGA Moderately Aggressive Index Allocation Fund - Standard Class	0.50%	-15.88%	3.48%	5.72%
To approximate as closely as practicable, before fees and expenses, the total rate of return of common stocks publicly traded in the United States, as represented by the S&P 500 Index.	LVIP SSGA S&P 500 Index Fund - Standard Class[4]	0.23%	-18.31%	9.15%	12.29%
To approximate as closely as practicable, before fees and expenses, the performance of the Russell 2000® Index, which emphasizes stocks of small U.S. companies.	LVIP SSGA Small-Cap Index Fund - Standard Class	0.38%[2]	-20.78%	3.69%	8.56%
A high level of current income, with some consideration given to growth of capital. A fund of funds.	LVIP Structured Conservative Allocation Fund - Standard Class	0.60%	-13.30%	1.98%	3.67%
A balance between a high level of current income and growth of capital, with an emphasis on growth of capital. A fund of funds.	LVIP Structured Moderate Allocation Fund - Standard Class	0.57%	-13.15%	2.99%	5.20%
A balance between high level of current income and growth of capital, with a greater emphasis on growth of capital. A fund of funds.	LVIP Structured Moderately Aggressive Allocation Fund - Standard Class	0.58%	-13.13%	3.07%	5.62%

Investment Objective	Fund and Adviser/Sub-adviser[1]	Current Expenses	Average Annual Total Returns (as of 12/31/2022)
			1 year	5 year	10 year
Long-term capital growth.	LVIP T. Rowe Price Growth Stock Fund - Standard Class	0.67%[2]	-40.72%	4.78%	11.10%
To maximize capital appreciation.	LVIP T. Rowe Price Structured Mid-Cap Growth Fund - Standard Class	0.73%[2]	-24.52%	8.55%	12.00%
High level of current income and growth of capital, with an emphasis on growth of capital. A fund of funds.	LVIP U.S. Growth Allocation Managed Risk Fund - Standard Class	0.77%[2]	-20.13%	2.24%	N/A
Total return consistent with the preservation of capital. A fund of funds.	LVIP Vanguard Bond Allocation Fund - Standard Class	0.36%	-13.37%	-0.61%	0.40%
Long-term capital appreciation. A fund of funds.	LVIP Vanguard Domestic Equity ETF Fund - Standard Class	0.32%[2]	-18.74%	8.68%	11.55%
Long-term capital appreciation. A fund of funds.	LVIP Vanguard International Equity ETF Fund - Standard Class	0.34%[2]	-16.62%	0.83%	3.95%
Capital growth.	LVIP Wellington Capital Growth Fund - Standard Class	0.69%[2]	-33.33%	9.86%	13.69%
Long-term capital appreciation.	LVIP Wellington SMID Cap Value Fund - Standard Class	0.79%[2]	-10.00%	5.56%	9.17%
Capital Appreciation.	MFS® VIT Growth Series - Initial Class	0.74%[2]	-31.63%	9.57%	13.05%
Total return.	MFS® VIT Total Return Series - Initial Class	0.61%[2]	-9.58%	5.18%	7.34%
Total return.	MFS® VIT Utilities Series - Initial Class	0.78%[2]	0.76%	9.00%	8.63%
Maximum real return, consistent with prudent investment management.	PIMCO VIT CommodityRealReturn® Strategy Portfolio - Administrative Class	1.29%[2]	8.61%	7.03%	-1.56%
High current income consistent with preservation of capital; capital appreciation is a secondary objective.	Templeton Global Bond VIP Fund - Class 1	0.52%[2]	-4.85%	-2.08%	-0.54%

Investment Objective	Fund and Adviser/Sub-adviser[1]	Current Expenses	Average Annual Total Returns (as of 12/31/2022)
			1 year	5 year	10 year
Income and capital appreciation. A fund of funds.	TOPS® Balanced ETF Portfolio – Class 2 Shares advised by Valmark Advisers, Inc.	0.55%	-11.15%	2.93%	4.29%
Capital Appreciation. A fund of funds.	TOPS® Moderate Growth ETF Portfolio – Class 2 Shares advised by Valmark Advisers, Inc.	0.55%	-12.90%	3.77%	5.54%
1
The name of the adviser or sub-adviser is not listed if the name is incorporated into the name of the Underlying Fund or the fund company.
2
This fund is subject to an expense reimbursement or a fee waiver arrangement. As a result, this fund’s annual expenses reflect temporary expense reductions. See the fund prospectus for additional information.
3
Investments in Delaware VIP Series, Delaware Funds, Ivy Variable Insurance Portfolios, Ivy Funds, LVIP Delaware Funds or Lincoln Life accounts managed by Macquarie Investment Management Advisers, a series of Macquarie Investments Management Business Trust, are not and will not be deposits with or liabilities of Macquarie Bank Limited ABN 46008 583 542 and its holding companies, including their subsidiaries or related companies, and are subject to investment risk, including possible delays in prepayment and loss of income and capital invested. No Macquarie Group company guarantees or will guarantee the performance of the series or funds or accounts, the repayment of capital from the series or funds or account, or any particular rate of return.
4
The Index is a product of S&P Dow Jones Indices LLC or its affiliates (“SPDJI”) and has been licensed for use by one or more of the portfolio’s service providers (licensee). S&P®, S&P 500®, US 500, The 500, iBoxx®, iTraxx® and CDX® are trademarks of S&P Global, Inc. or its affiliates (“S&P”); Dow Jones® is a registered trademark of Dow Jones Trademark Holdings LLC (“Dow Jones”); and these trademarks have been licensed for use by SPDJI and sublicensed for certain purposes by the licensee. The Index is not sponsored, endorsed, sold or promoted by SPDJI, Dow Jones, S&P, their respective affiliates, none of such parties make any representation regarding the advisability of investing in such product(s) nor do they have any liability for any errors, omissions, or interruptions of the Index.

APPENDIX B: CURRENT INVESTMENT RESTRICTIONS FOR OPTIONAL BENEFITS – NO-LAPSE ENHANCEMENT RIDER
In order to avoid termination of this Rider, your allocation of Accumulation Value to all available Sub-Accounts must comply with all restrictions noted below.
Currently, the following allocation constraints apply to all No-Lapse Enhancement Riders, regardless of the date the application was received:
When the No-Lapse Enhancement Rider is in effect, you may only allocate Accumulation Value and Premium Payments to the Lincoln Variable Insurance Products Government Money Market Fund for:
(a)
the purposes described in the “Right to Examine Period” section of this prospectus; and
(b)
as an account from which you may transfer funds for the Dollar Cost Averaging program as described in the “Optional Sub-Account Allocation Programs” section.
Use of the money market Sub-Account other than as described above will result in the Rider terminating.
For applications received prior to May 15, 2023, we currently do not impose additional investment restrictions. However, we reserve the right to do so in the future. For applications received on or after May 15, 2023, you must comply with the following investment restrictions below. The Sub-Accounts of your Policy are divided into tiers. You can select the percentages of Accumulation Value to allocate to individual Sub-Accounts within the tier and/or to the Fixed Account, but the total allocation percentages must comply with the specified minimum or maximum percentages for that tier.
Tier 1 If any amount of the Accumulation Value is invested in Tier 3 Sub-Accounts, a minimum of 25% of the Accumulation Value must be invested in Tier 1 Sub- Accounts or the Fixed Account.	Tier 2 No restrictions or requirements exist on Tier 2 Sub-Accounts.
Tier 3
Only a maximum of 75% of the
Accumulation Value can be invested in this
tier. If any of the Accumulation Value is
invested in this tier, a minimum of 25% of
the Accumulation Value must be invested
in Tier 1 Sub-Accounts or the Fixed
Account

•LVIP BlackRock Inflation Protected Bond
Fund
•LVIP Delaware Bond Fund
•LVIP Delaware Diversified Income Fund
•LVIP Delaware Diversified Floating Rate
Fund
•LVIP Delaware Limited-Term Diversified
Income Fund
•LVIP JPMorgan High Yield Fund
•LVIP Mondrian Global Income Fund
•LVIP SSGA Bond Index Fund
•LVIP Vanguard Bond Allocation Fund
•Templeton Global Bond VIP Fund

•American Century VP Balanced Fund
•Franklin Income VIP Fund
•LVIP BlackRock Global Allocation Fund
•LVIP BlackRock Global ETF Allocation
Managed Risk Fund
•LVIP BlackRock US Growth ETF Allocation
Managed Risk Fund
•LVIP Global Conservative Allocation
Managed Risk Fund
•LVIP Global Growth Allocation Managed
Risk Fund
•LVIP Global Moderate Allocation Managed
Risk Fund
•LVIP SSGA Conservative Index Allocation
Fund
•LVIP SSGA Moderate Index Allocation
Fund
•LVIP SSGA Moderately Aggressive Index
Allocation Fund
•LVIP Structured Conservative Allocation

•AB VPS Discovery Value Portfolio
•AB VPS Sustainable Global Thematic
Portfolio
•American Funds Global Growth Fund
•American Funds Global Small Capital-
ization Fund
•American Funds Growth Fund
•American Funds Growth-Income Fund
•American Funds International Fund
•ClearBridge Variable Mid Cap Portfolio
•Delaware VIP Emerging Markets Series
•Delaware VIP Small Cap Value Series
•DWS Alternative Asset Allocation VIP
Portfolio
•Fidelity VIP Contrafund Portfolio
•Fidelity VIP Growth Portfolio
•Fidelity VIP Mid Cap Portfolio
•Franklin Mutual Shares VIP Fund
•Invesco VI EQV International Equity Fund

B-1

Tier 1 If any amount of the Accumulation Value is invested in Tier 3 Sub-Accounts, a minimum of 25% of the Accumulation Value must be invested in Tier 1 Sub- Accounts or the Fixed Account.	Tier 2 No restrictions or requirements exist on Tier 2 Sub-Accounts.
Tier 3
Only a maximum of 75% of the
Accumulation Value can be invested in this
tier. If any of the Accumulation Value is
invested in this tier, a minimum of 25% of
the Accumulation Value must be invested
in Tier 1 Sub-Accounts or the Fixed
Account

Fund
•LVIP Structured Moderate Allocation Fund
•LVIP Structured Moderately Aggressive
Allocation Fund
•LVIP US Growth Allocation Managed Risk
Fund
•MFS VIT Total Return Series
•TOPS Balanced ETF Portfolio
•TOPS Moderate Growth ETF Portfolio

•LVIP Baron Growth Opportunities Fund
•LVIP BlackRock Real Estate Fund
•LVIP Delaware Mid Cap Value
•LVIP Delaware SMID Cap Core Fund
•LVIP Delaware Social Awareness Fund
•LVIP Delaware U.S. Growth Fund
•LVIP Delaware U.S. REIT Fund
•LVIP Delaware Value Fund
•LVIP Dimensional International Core
Equity Fund
•LVIP Dimensional US Core Equity 1 Fund
•LVIP Dimensional US Core Equity 2 Fund
•LVIP Franklin Templeton Multi-Factor
Emerging Markets Equity Fund
•LVIP Franklin Templeton Multi-Factor
International Equity Fund
•LVIP Franklin Templeton Multi-Factor
Large Cap Equity Fund
•LVIP Franklin Templeton Multi-Factor
SMID Cap Equity Fund
•LVIP MFS International Growth Fund
•LVIP MFS Value Fund
•LVIP Mondrian International Value Fund
•LVIP SSGA International Index Fund
•LVIP SSGA S&P 500 Index Fund
•LVIP SSGA Small-Cap Index Fund
•LVIP T. Rowe Price Growth Stock Fund
•LVIP T. Rowe Price Structured Mid-Cap
Growth Fund
•LVIP Vanguard Domestic Equity ETF Fund
•LVIP Vanguard International Equity ETF
Fund
•LVIP Wellington Capital Growth Fund
•LVIP Wellington SMID Cap Value Fund
•MFS VIT Growth Series
•MFS VIT Utilities Series
•PIMCO VIT Commodity Real Return
Strategy Portfolio

B-2

This initial summary prospectus incorporates by reference the prospectus and Statement of Additional Information (SAI) for the policy, both dated May 1, 2023, as may be amended or supplemented from time to time. The SAI may be obtained, free of charge, in the same manner as the prospectus.
SEC File Nos. 333-249922; 811-08557
EDGAR Contract Identifier C000224883